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                                                                    EXHIBIT 99.1

                 NETSPEAK TO BE ACQUIRED BY ADIR TECHNOLOGIES

BOCA RATON, Fla. - June 12, 2001 - NetSpeak(R) Corporation (Nasdaq: NSPK) today announced it has entered into a definitive agreement to be acquired by ADIR Technologies, Inc., creating the leading supplier of network management, call-control and application software for voice over IP networks.

The acquisition brings together two of the pioneers in VoIP technology. NetSpeak, founded in 1995, is a leading Cisco partner and has over 30 service provider customers using its suite of VoIP infrastructure and application software today. ADIR was formed in September 2000 as a spin-off of Net2Phone (Nasdaq: NTOP), the leading provider of Internet telephony services. ADIR's technology is based on the proven, industry-leading VoIP network that Net2Phone has operated since 1995, a network that handles millions of VoIP calls per day. ADIR is also a member of the Cisco Service Provider Solutions Ecosystems partner program.

Under the terms of the merger agreement, ADIR will pay between $3.00 and $3.10 in cash for all outstanding shares of NetSpeak common stock, valuing the acquisition at between approximately $46.5 and $48.2 million. As of June 8, 2001, there were approximately 15.5 million shares of NetSpeak outstanding on a fully diluted basis. The transaction is expected to close in the third quarter of 2001 and is subject to approval of NetSpeak shareholders and customary closing conditions. The purchase price represents a premium of between 67% and 72% to NetSpeak shareholders, when compared to the closing price of $1.80 for NetSpeak's common stock on June 8, 2001. NetSpeak was advised in this transaction by and received a fairness opinion from Broadview International LLC.

Mike Rich, currently Chief Executive Officer of NetSpeak, will be named President and Chief Operating Officer of ADIR. Mr. Rich brings over 20 years of experience in telecommunications to ADIR's management team. Previously, Mr. Rich served as Vice President and General Manager of AT&T Business Internet Services
- Value Added Services division. Prior to this role, Mr. Rich held a variety of positions with AT&T focused on Internet and communications services.

About NetSpeak

A pioneer in Voice over IP (VoIP) network and infrastructure management solutions, NetSpeak Corporation is a leading developer and marketer of advanced telephony software for IP networks. NetSpeak's protocol-independent VoIP software architecture, designed to meet the rapidly evolving business needs of its Service Provider customers, delivers efficient management of network resources and enables cost-effective introduction of new VoIP applications. Find out how NetSpeak's advanced IP telephony solutions can future-proof your network by visiting www.netspeak.com http://www.netspeak.com.
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For More Information:
Scott St. Clair
NetSpeak Corporation
P (561) 989-2359
C (561) 866-0437
sstclair@netspeak.com

NetSpeak and the NetSpeak Logo are registered trademarks of NetSpeak Corporation. All other trademarks mentioned in this document are the property of their respective owners.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative, other variations thereof, or comparable terminology are intended to identify forward-looking statements. The forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.